EX-5.1

RICHARDSON & PATEL LLP

February 8, 2013

Wowio, Inc.

6310 San Vicente Boulevard, Suite 240

Los Angeles, California 90048

Gentlemen:

Reference is made to the Registration Statement on Form S-1 (File No. 333-184529), as amended (the “Registration Statement”) filed by Wowio, Inc. (the “Company”), a Texas corporation, under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of shares of common stock, par value $0.0001 per share (the “Common Stock”). The Registration Statement also relates to the public offering by certain selling security holders of the Company of a total of 64,739,236 shares of Common Stock for their respective accounts ( the “Shares”), 29,905,903 of which are issued, 48,533,333 of which may be issued to certain selling security holders upon the exercise of certain warrants (the “Warrant Shares”) and up to 26,300,000 shares of Common Stock as may be required for the issuance upon conversion of the certain convertible promissory notes (the “Conversion Shares”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Registration Statement.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1. Shares. When the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, the Shares now issued will be validly issued, fully paid and non-assessable.

2. Warrant Shares and Conversion Shares. The Warrant Shares and Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the applicable promissory notes or warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Common Stock.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion is given as of the effective date of the Registration Statement, and we are under no duty to update the opinions contained herein.

Very truly yours,

/s/ Richardson & Patel LLP